Exhibit 28(i)

April 29, 2024

Selected American Shares, Inc.

Selected International Fund, Inc.

2949 East Elvira Road, Suite 101

Tucson, Arizona 85756

Ladies and Gentlemen:

We have acted as counsel for Selected American Shares, Inc. and Selected International Fund, Inc. (f/k/a Selected Special Shares, Inc.) (the “Companies”) in connection with the registration under the Securities Act of 1933 (the “Act”) of an indefinite number of shares of beneficial interest of the Companies (collectively the “Shares”) in registration statement Nos. 2-10699 and 2-27514 on Form N-1A (the “Registration Statement”).

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Articles of Incorporation (as amended) of Selected American Shares, Inc. and Selected International Fund, Inc. and the Bylaws of the Companies, actions of the Board of Directors authorizing the issuance of Shares and the Registration Statement.

Among other things, the Registration Statement is deemed to register the Shares pursuant to Rule 24f-2 under the Investment Company Act of 1940. You have advised us that the Companies will, from year to year, timely file a notice pursuant to Rule 24f-2 perfecting the registration of the Shares sold by the Companies during each fiscal year during which such registration of an indefinite number of Shares remains in effect. You have also informed us that the Shares will be sold in accordance with Section 5(b) of the Act.

Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the Articles of Incorporation and the actions of the Board of Directors authorizing the issuance of the Shares, and the receipt by the Companies of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ Greenberg Traurig, LLP